UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Baxter, Lonnie C.
   9272 Highway 53 West
   Jasper, GA  30143
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Business Products, Inc.
   ABP
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   January 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |132,990            |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |21,093             |I     |By Trust                   |
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Common Stock (1)           |      |    | |                  |   |           |157                |I     |By Profit Sharing Plan     |
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Common Stock               |      |    | |                  |   |           |6                  |I     |By 401-K Plan              |
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Common Stock (2) (3)       |1/16/9|J   | |8,600             |D  |           |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock (2) (3)       |1/16/9|J   | |9,000             |D  |           |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock (2) (3)       |1/31/9|J   | |75,000            |D  |           |                   |I     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock (2) (3)       |1/31/9|J   | |92,000            |D  |           |3,507,512          |I     |By Limited Partnership     |
                           |7     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Represents the number of shares with respect to which the reporting person has voting rights based on her vested account balance at September 30, 1996 under the American Business Products, Inc. Profit Sharing
Retirement
Trust.
(2) These shares are owned by the Curtis Investment Company, LP ("CIC"), a limited partnership which the reporting person has voting and investment power of all shares owned by "CIC" although her proportionate interest in "CIC" is less than 10%.
(3) Other - Distribution of capital from limited partnership.
SIGNATURE OF REPORTING PERSON
Lonnie C. Baxter
DATE
February 4, 1997